HOLLY CORPORATION NAMES DAVID LAMP
EXECUTIVE VICE PRESIDENT, REFINING AND MARKETING
Dallas, TX, November 8, 2005 — Holly Corporation (NYSE: HOC) announced today David L. Lamp has been appointed Executive Vice President, Refining and Marketing. Mr. Lamp will be responsible for all refining, marketing and crude supply activities for the Company. He will report directly to Matthew Clifton, Holly’s President.
Mr. Clifton stated, “David is a talented, experienced and proven executive who has demonstrated outstanding leadership since joining Holly almost two years ago. As head of our refinery operations he has improved the efficiency of our refineries and successfully overseen a number of projects to increase our refining capacity. David has been a tremendous asset to our Company and I look forward to working with him in his new role.”
Mr. Lamp said, “Holly has one of the strongest refining teams in the industry and I am honored to lead this talented group. The Company’s remarkable growth is a testament to its dedicated employees, disciplined operations and proven business strategy. I am confident that we can extend Holly’s track record of profitable growth and value creation.”
David Lamp has more than 26 years of technical, commercial and operational experience in the refining industry. Since joining Holly in January 2004, he has served as Vice President, Refinery Operations and has been responsible for all aspects of the Company’s refining facilities. Prior to joining Holly, Mr. Lamp was the Vice President and General Manager of El Paso Energy’s Aruba refinery complex. Earlier in his career he served as Director of Operations for KOSA, a polyester production joint venture between Koch Industries and Saba, where he oversaw KOSA’s 15 chemical and fiber plants in the U.S., Canada, Mexico and Europe. Prior to joining KOSA, Mr. Lamp had a long and distinguished career with Koch Industries, spanning more than 20 years.
Mr. Lamp rose through various positions of increasing authority, ultimately becoming Executive Vice President-Refining and Chemical Operations where he had responsibility for all operating aspects of Koch’s 500,000 barrels-per-day of crude refining capacity and all of Koch’s chemical plants. Mr. Lamp obtained a Bachelor of Science degree in Chemical Engineering from Michigan State University.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P. (NYSE “HEP”), which through subsidiaries owns or leases approximately 1,600 miles of petroleum product pipelines in Texas, New Mexico and Oklahoma and refined product terminals in several Southwest and Rocky Mountain states.

The following is a ‘safe harbor’ statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Stephen J. McDonnell, Vice President and Chief Financial Officer, or
M. Neale Hickerson, Vice President-Investor Relations, both of Holly
Corporation, +1-214-871-3555